EXHIBIT 23.1
                 Consent of Independent Auditors

The Board of Directors
Penn Virginia Corporation:

We consent to incorporation by reference in the Registration Statements
Nos: 2-67355, 2-77500 and 33-40430, 33-59647, and 33-59651 on Form S-8
of Penn Virginia Corporation of our report dated February 21, 1996, relating to the consolidated statements of income, shareholders' equity and cash flows of Penn Virginia Corporation and subsidiaries for the year ended December 31, 1995 for which report appears in the December 31, 1997 Annual Report on Form 10-K of Penn Virginia Corporation.

Our report refers to a change in 1995 in the method of accounting for the impairment of long-lived assets to be disposed.

                                                     KPMG PEAT MARWICK
LLP

Philadelphia, Pennsylvania
March 25, 1998